Exhibit 10.1

Letter Agreement dated May 15, 2013 between Jones Lang LaSalle Incorporated and Christie B. Kelly

May 9, 2013

Ms. Christie B. Kelly

[Address]

Dear Christie:

We are pleased to offer you the position of Executive Vice President and Global Chief Financial Officer with Jones Lang LaSalle Incorporated (“Jones Lang LaSalle” or the “Company”). You will report directly to the Chief Executive Officer. You will be designated as an International Director, which is the highest level of officer rank within our Firm. You will also be member of our Global Executive Committee, which is our most senior internal management group.

You shall have such duties, responsibilities, power and authority as are provided to the Chief Financial Officer under the Company’s By-Laws and as are otherwise typically associated with such position. During your employment, you shall devote your full time business efforts and energies to the business and affairs of the Company and to the furtherance of its interests as directed by the Board of Directors (the Board) and the Chief Executive Officer.

Notwithstanding the foregoing, you may devote reasonable time to other activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, and similar types of activities, to the extent that such other activities do not, in the reasonable judgment of the Chief Executive Officer, inhibit or prohibit the performance of your duties under this letter, or conflict in any material way with the business of the Company.

Your employment will commence July 1, 2013 (the Employment Commencement Date). This offer remains open for you to accept through May 15, 2013.

We have all enjoyed discussing how you can build a career with our firm and we believe you will make substantial contributions to Jones Lang LaSalle’s continued success. We also think you will benefit from our collaborative culture and from the breadth, depth and quality of the services we provide to our clients.

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Annual Base Salary

During your employment, the Company will compensate you with a base salary (Base Salary) at the rate of US$400,000 per annum, payable every other Friday in arrears less applicable payroll deductions. The level of your Base Salary will remain in effect through December 31, 2014, after which it shall be subject to consideration and approval by the Compensation Committee of the Board (the Compensation Committee) in accordance with the procedures it establishes from time to time with respect to the establishment of executive compensation and based on your individual performance, the financial performance of the Company and market considerations generally. We do not guarantee any compensation increases, and compensation is generally subject to increase (or decrease) based on the above factors.

Target Annual Incentive Bonus

During your employment, you shall be eligible to receive an annual incentive bonus (Annual Bonus) pursuant to the Company’s annual bonus program. Your target Annual Bonus amount shall be US$2,200,000, to be pro-rated for the remainder of the calendar year 2013 according to that portion of the year you have worked for us based on your actual Employment Commencement Date, and shall be paid by March 31, 2014 at the same time as we generally pay annual bonuses. A portion of each Annual Bonus, as determined by the Compensation Committee, will be delivered in the form of restricted stock units. To make you whole for the amount of the annual bonus for 2013 that you will have forfeited at your prior employer, in addition to the above amount we will also pay you, at the same time, the amount of US$280,000, which reflects the expected amount of your annual bonus at your previous employer pro-rated for the expected portion of 2013 that you will not have worked for us based on your anticipated Employment Commencement Date.

The payment of each target Annual Bonus shall be subject to approval by the Compensation Committee, and shall be paid, to the extent thereof, subject to year to year variations. Factors included in considering your individual Annual Bonus awards include, without limitation, your performance against specific objective and subjective standards that will be developed between you and the Chief Executive Officer in accordance with the Company’s Individual Performance Management Program (known as IPMP), subjective evaluation by the Compensation Committee and the overall performance of the Company. A consideration of these factors may lead to your receiving more than, or less than, your target Annual Bonus amount.

It is the Company’s policy to consider bonuses annually. To earn and be paid an Annual Bonus, individuals must generally be employed by the Company on the date that annual bonuses are paid. If you leave the firm voluntarily for any reason prior to the date that bonuses are paid or if your employment is terminated for cause in our discretion, you will not be paid any part of your Annual Bonus, pro rata or otherwise.

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GEC Long-Term Incentive Plan

As a member of the Global Executive Committee, you will be a participant in the GEC Long-Term Incentive Plan, as it may be amended from time to time (the GEC LTIP), a copy of which has been provided to you. Your participation level will be a 15% share of the GEC LTIP opportunity. You will be eligible for your first payment in 2014 based on 2013 results, to be pro-rated according to that portion of the year you have worked for us based on your actual Employment Commencement Date.

Compensation for Loss of Prior Potential Compensation

To compensate for the loss of potential compensation benefits that you will realize by leaving your present employer, we will provide you with the following additional consideration in the event that you actually begin employment with us:

1)	Restricted stock units (RSUs) equivalent to US$1,000,000 upon the date you join the Firm. The number of underlying shares represented by the RSU award will be determined based on the fair market value of our stock at the close of trading on the award date. Vesting of the RSU award will occur 50% on the third anniversary of the Employment Commencement Date and the remainder vesting on the fifth anniversary of the Employment Commencement Date, subject to other terms contained in our standard RSU award agreement used for employee rewards.

2)	At your election to be made prior to the Employment Commencement Date, either (i) promptly after the Employment Commencement Date, a US$600,000 cash contribution to our deferred compensation plan for your benefit that vests on the first anniversary of the Employment Commencement Date, or (ii) a cash payment to you subject to applicable withholding taxes, on or soon after the first anniversary of the Employment Commencement Date.

3)	At your election to be made prior to the Employment Commencement Date, either (i) promptly after the Employment Commencement Date, a US$400,000 cash contribution to our deferred compensation plan for your benefit that vests on the second anniversary of the Employment Commencement Date, or (ii) a cash payment to you subject to applicable withholding taxes, on or soon after the second anniversary of the Employment Commencement Date.

In the event of your termination by us without Cause (as defined in Appendix A to this letter) prior to the date of vesting of any of the above amounts, the RSUs will automatically vest and the cash payments shall vest and/or be made in full. If you voluntarily terminate your employment without Good Reason (as defined in Appendix A to this letter) prior to the date of the vesting of any of the above payments, however, you will forfeit any unvested RSU awards and cash payments.

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In the event of your termination by us for Cause before the first anniversary after the vesting or your receipt of the US$600,000 cash payment provided for above, then you will promptly repay such amount to us.

For avoidance of doubt, because you are receiving the above amounts, you will not receive the one-time stock grant otherwise normally associated with being designated as an International Director.

Benefits

Jones Lang LaSalle prides itself on being an Employer of Choice. We are committed to supporting our employee’s personal needs in life while achieving business goals. We demonstrate our commitment through flexible work arrangements and a comprehensive benefit program. We offer an “environment of health,” anchored by our “Health Empowerment Program”. You may elect to participate in our benefits program, which includes medical, dental, life, disability insurance, and a 401k savings and retirement plan. In addition, we provide options for wealth creation and life management, including paid holidays and time off as needed and approved, subject to our standard policy for Directors. Details of these benefits are included in the firm’s policies and benefits summaries and plan descriptions, copies of which will be provided to you.

Public Disclosures

You understand that the Company will file this letter publicly with the United States Securities and Exchange Commission (SEC) as part of its required disclosures as a public company. This letter may also be disclosed as otherwise required by applicable laws or regulations. You also agree that the Company may make such additional disclosures about you and your compensation from time to time as and to the extent required by applicable laws and regulations and that you will provide the Company with all necessary information upon request. Your position as an executive officer will also require us to publicly file reports about your interests in Jones Lang LaSalle common stock with the SEC.

Expense Reimbursement

You will be authorized to incur reasonable expenses for entertainment, traveling, meals, lodging, and similar items in promoting the Company’s business and for business communication costs, such as cellular phone service, internet service, and a wireless e-mail device and service. The Company will reimburse you for all reasonable expenses so incurred provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

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Directors and Officers Insurance and By-Law Indemnification

You will be entitled to coverage under the commercial insurance policies that the Company maintains from time to time with respect to liability for the actions of our Directors and Officers acting in such capacities. In addition, you will be entitled to the indemnification provided under the Company’s By-Laws in effect on the date of this letter, a copy of which has been provided to you. During your employment and following any termination of employment, such coverage and indemnification will be at least as favorable to you as that provided to any other new or continuing Company executives.

Representations

As a condition of your employment with us, you represent that:

•	You are aware of and understand all of the restrictions or obligations you may have to current and prior employers.
•	There are no restrictive covenants, court orders, laws or regulations, including non-solicitation, confidentiality or non-compete agreements, that would prevent, restrict or hinder or interfere with your employment.
•	You have no other obligations or commitments of any kind that would prevent, restrict, hinder or interfere with your employment.
•	During your employment with us, you will not violate any obligations or restrictions that relate to your employment.

We encourage you to seek your own legal counsel if you have any questions about any obligations or commitments you have that may affect your employment with us.

Confidentiality

During your employment with us, you will receive confidential, proprietary or non-public information concerning Jones Lang LaSalle, its clients and/or employees. This may include pricing, client proposals, compensation structures and performance evaluations, among many other types of information. You agree that:

•      We have given this kind of information to you in strict confidence.

•      You will keep all of it secret and confidential indefinitely.

•	You will not disclose it, directly or indirectly, to anyone else or use it in any way except as we may authorize within the scope of your employment.
•	If at any time you are required by law to disclose such information, you will give reasonable advance notice to Jones Lang LaSalle before you disclose it.
•	Except as clearly necessary to carry out your job responsibilities, you will not attempt, or provide information to others that would allow them to attempt, to access Jones Lang LaSalle's computer system or those computer systems of Jones Lang LaSalle's clients.
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Non-Solicitation

As consideration for your employment with us, you agree that while you work for us and for a period of twelve (12) months after your employment with us terminates for any reason, you will not, either directly or indirectly, or on behalf of anyone else:

•	Solicit or induce other Jones Lang LaSalle employees to leave their jobs; or
•	Solicit or induce any clients that have existing or pending transactions or assignments with Jones Lang LaSalle to discontinue or reduce (i) their transactions or assignments with us or (ii) their consideration of us for pending transactions or assignments.

By accepting our offer of employment, you agree that the above restrictions are fair and reasonable and are reasonably required for the protection of Jones Lang LaSalle.

Intellectual Property

If you agree to work for us, then by this letter you have agreed to assign to Jones Lang LaSalle your entire right, title and interest in any invention or idea, patentable or not, that you create or conceive of (i) during your employment by Jones Lang LaSalle and for six (6) months thereafter and (ii) which relates in any manner to our actual or anticipated business, research or development, or is suggested by or results from any task we assigned to you or any work you performed or on behalf of Jones Lang LaSalle.

You agree that you will promptly disclose to Jones Lang LaSalle Legal Services any invention or idea contemplated above, and upon request, you will execute a specific assignment of title to Jones Lang LaSalle, and do anything else reasonably necessary to enable Jones Lang LaSalle at its expense to secure a patent therefore in the United States and in foreign countries.

Background Investigation

This employment offer is contingent upon your written consent to, and successful completion of, as we may determine in our sole discretion, of a background investigation by a consumer reporting agency and drug testing through urinalysis.

This offer is also subject to the successful results, in our discretion, of discussions with professional references the names of whom have been provided by you.

At Will Employment; GEC Participant in Severance Plan

Your employment will not be for a fixed period of time, and it will be “at will.” This means that you or the firm may terminate your employment, or the firm may change the terms and conditions of your employment, at any time, with or without notice or cause.

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You will be entitled to severance benefits as a member of the Global Executive Committee under our Severance Plan as in effect for our United States employees from time to time, provided that no amendment may reduce any benefit for which you would be eligible under the Severance Plan as in effect on the date of this letter. A copy of the current Plan has been provided to you.

Code of Business Ethics; Company Policies

We strongly believe that compliance by its employees with all applicable laws and ethical business practices is critical to our continued success. Accordingly, we will ask you to become familiar with our Code of Business Ethics and to certify that you will always act in accordance with its provisions. Your compliance with the Code is a condition to your continued employment. If you work for us, you also agree to become familiar and comply with our personnel policies, including, our drug and alcohol, anti-harassment and information security policies. This information is included in the new hire packet and is always available on our intranet.

Work Location and Travel

Your role will be based in Chicago. To accommodate your desire to continue living in Indianapolis for the 2013/ 2014 school year, Jones Lang LaSalle will reimburse you for reasonable travel expenses to and from, and for hotel accommodations in, Chicago for a period of 18 months.  Also during that period, we will reimburse you for the reasonable costs of your re-location to Chicago pursuant to the terms of our policies, which we have separately shared with you.

All business expenditures are subject to the Jones Lang LaSalle Travel policy. We expect that domestic US and international travel will comprise approximately 50% of your schedule.

Governing Law

This letter shall be governed by and interpreted in accordance with the laws of the State of Illinois, United States, without regard to the choice of law provisions thereof.

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We greatly look forward to welcoming you to the firm and are confident that our shareholders, clients and employees will benefit from your leadership and that our relationship with you will be mutually satisfying and rewarding.

If you wish to accept our offer, please sign this letter and return it to me.

Yours sincerely,

Jones Lang LaSalle Incorporated

By:	/s/ Colin Dyer
Chief Executive Officer and President

Accepted By:	/s/ Christie B. Kelly

Date:	May 15, 2013

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Appendix A

For purposes of this letter, the following capitalized terms shall have the respective definitions as indicated:

“Cause” shall mean personal dishonesty or willful misconduct involving property or other assets of the Company or subsidiaries, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or follow the lawful directives of the, willful or reckless violation of any material law, rule, regulation (other than traffic violations or similar offenses) or material breach by you of any provision of the terms of your employment; provided, however, for purposes of determining what shall constitute “cause” it is understood and agreed that: (a) single or limited acts of poor business judgment unless such act or actions involve personal profit or have a material adverse effect on the condition or operation of Company, business conduct which is consistent with prior business conduct known to and acquiesced in by the Company, or business conduct consistent with a business plan or arrangement described in advance to the Company and conducted with the acquiescence of the Company shall not be grounds for dismissal for “cause”; (b) unless such conduct shall otherwise fall within the definition of “cause” hereunder, “intentional failure to perform stated duties” shall include only acts or omissions continued for a period of 15 days following the receipt of notice by you from the Company to cease and desist; and (c) “material breach of any provision of the terms of your employment”, shall only include a breach involving personal profit, a breach having a material adverse effect on the condition or operation of the Company or a breach continued by you for a period of 15 days following receipt by you of written notice of such breach from Company.

“Good reason” shall mean without employee written consent: (i) any material failure by the Company to comply with the provisions of this agreement which has not been cured within 30 days of notice by you of such failure; (ii) any material reduction in the base salary paid to you (other than across-the-board reductions similarly affecting all or substantially all management employees); (iii) any requirement by the Company that your primary office be relocated more than 50 miles from Chicago; (iv) any material reduction in your title and duties, authority or responsibility, in any case other than a general reduction that is not targeted specifically at you; or (v) a material reduction by the Company in the kind or level of employee benefits or perquisites to which you are entitled immediately prior to such reductions with the result that your overall benefits and perquisites package is significantly reduced (other than across-the-board reductions similarly affecting all or substantially all management employees).

For avoidance of doubt, the above definitions are intended only to apply to the specific situations referred to in the letter. They are not intended to replace or amend other definitions of the same terms that may be used in the Company’s severance or compensation plans that may otherwise apply to you.

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